EXHIBIT 16.1

March 17, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Tabatha IV, Inc.
Commission File Number 0-31765

We have read the statements that we understand Tabatha IV, Inc. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors, as such report has been amended in response to comments received from the Commission. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ CHILD, SULLIVAN & CO.
Child, Sullivan & Co.